Exhibit 10.2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

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IN RE MONEYGRAM INTERNATIONAL,	)	C.A. No. 6387-VCL
INC. SHAREHOLDER LITIGATION	)
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SUPPLEMENTAL AGREEMENT REGARDING SETTLEMENT

This Supplemental Agreement Regarding Settlement (“Supplemental Agreement”) is entered into this 20th day of July, 2012, by and between: MoneyGram International, Inc. (“MoneyGram” or the “Company”), Thomas H. Lee Partners, L.P. (“THL”), The Goldman Sachs Group, Inc. (“Goldman”), J. Coley Clark (“Clark”), Victor W. Dahir (“Dahir”), Thomas M. Hagerty (“Hagerty”), Scott L. Jaeckel (“Jaeckel”), Seth W. Lawry (“Lawry”), Ann Mather (“Mather”), Pamela Patsley (“Patsley”), Ganesh Rao (“Rao”), and W. Bruce Turner (“Turner)” together with Clark, Dahir, Hagerty, Jaeckel, Lawry, Mather, Patsley, and Rao collectively referred to as the “Individual Defendants”), and Federal Insurance Company (“Federal”), in connection with the settlement of the action captioned In re MoneyGram International, Inc., Shareholders Litigation, C.A. No. 6387-VCL (the “Action”), pending in the Court of Chancery of the State of Delaware (the “Court”).

WHEREAS, the parties to the Action intend to settle and resolve the claims asserted in the Action and have reached an agreement set forth in a Stipulation (attached hereto as Exhibit “A”), providing for the settlement of the Action on the terms and conditions set forth therein and subject to the approval of the Court.

WHEREAS, in the Stipulation, the Company, acting as depository, agreed, upon the earlier of: (a) ten business days after the Court’s entry of the Scheduling Order or (b) July 20, 2012, to pay or cause to be paid $10 million (the “Settlement Fund”) into an interest-bearing account established by counsel for Co-Lead Counsel for the Class.1

[1]	This Supplemental Agreement incorporates the definitions used in the Stipulation.

WHEREAS, a third-party with rights related to the Recapitalization has agreed to return to MoneyGram those legal fees and expenses already paid by MoneyGram on its behalf, and/or waive pending reimbursements, as determined by MoneyGram, in a sum total of $750,000. MoneyGram will, in turn, contribute this $750,000 to the Settlement Fund.

NOW THEREFORE, the parties to this Supplemental Agreement have, in connection with the settlement set forth in the Stipulation, agreed as follows:

I.

TERMS AND CONDITIONS

1. Payment to the Plaintiffs. MoneyGram shall make the payments to the Settlement Fund described in Paragraph 1 of the Stipulation, with the sole exception that Federal shall contribute $2,750,000 of the $10,000,000 directly to the Settlement Fund, on behalf of the Individual Defendants and MoneyGram pursuant to its coverage obligations under Federal Policy No. 8209-8703.

2. THL Contribution. As members of the MoneyGram Board of Directors, Hagerty, Rao, Jaeckel, and Lawry (the “THL Directors”) are entitled to receive annual compensation. Currently that compensation consists of an annual cash retainer of $90,000, and an equity award of restricted stock units valued at $90,000. Fees earned by the THL Directors, as well as reimbursements for Board-related expenses, are paid directly to THL Managers VI, LLC. These payments and restricted stock awards to directors are expected to continue for the foreseeable future. In consideration of MoneyGram’s payment to the Settlement Fund as set forth in Paragraph 1 hereof, THL and the THL Directors agree to waive all future rights to receive cash or equity compensation from MoneyGram for service by these Directors, or any other Directors appointed by THL, for service on the MoneyGram Board. MoneyGram has valued this waiver at a minimum of $2,000,000.

3. Goldman Waiver of Reimbursement. Pursuant to Section 6.15 of the Recapitalization Agreement, MoneyGram, among other things, is required to pay GS Investors’ reasonable legal fees and expenses in connection with any legal proceedings involving the Recapitalization. In consideration of MoneyGram’s payment to the Settlement Fund as set forth in Paragraph 1 hereof, Goldman agrees not to seek reimbursement of $1,000,000 of the overall total reasonable legal fees and expenses that have been or may be incurred by the GS Investors in connection with the Action. The GS Investors shall be entitled to seek reimbursement of reasonable fees and expenses over that amount.

4. Contingent on Final Judgment. In the event that the Conditions of Settlement set forth in Paragraph 11 of the Stipulation are not met, then all of the parties shall proceed in all respects as if the Stipulation and this Supplemental Agreement had not been executed, any and all funds paid into the Settlement Fund shall revert back to the contributor(s) of such funds, all waivers and agreements herein shall be deemed null and void, and any rights of reimbursement or compensation shall remain in place notwithstanding the terms hereof.

5. No Amendments. This Supplemental Agreement may not be amended nor may any of its provisions be waived except by a writing signed by all of the parties hereto.

6. Counterparts. This Supplemental Agreement may be executed in counterparts and transmitted by facsimile, via e-mail as a PDF file, or as an original signature by any of the signatories hereto, and as so executed shall constitute one agreement.

7. Governing Law. This Supplemental Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles. Any dispute arising out of or relating to this Supplemental Agreement shall be filed and litigated exclusively in the Court, which shall retain jurisdiction over the parties and all such disputes. The parties expressly waive any right to demand a jury trial, and consent to service of process upon their attorneys by registered mail, in connection with any dispute brought in accordance with this paragraph.

8. Execution Authority. Each of the attorneys executing this Supplemental Agreement has been duly empowered and authorized by his/her respective client(s) to do so.

9. Successors and Assigns. This Supplemental Agreement shall be binding upon and shall inure to the benefit of the parties and their respective agents, successors, executors, heirs and assigns.

MoneyGram International, Inc.		Special Transaction Committee of the MoneyGram Board of Directors

By:	/s/ John C. Wander	By:	/s/ Thomas R. Jackson
	Counsel		Counsel

Thomas H. Lee Partners, L.P.		Federal Insurance Company

By:	/s/ Kevin B. Huff	By:
	Counsel		Counsel

The Goldman Sachs Group, Inc.

By:	/s/ Stephanie Goldstein
Counsel